Exhibit 4c

DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF
THE SECURITIES EXCHANGE ACT OF 1934

The L.S. Starrett Company (“Starrett,” “we,” “us” or the “Company”) has two classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): Class A common stock, $1.00 par value per share (“Class A Common Stock”) and Class B common stock, $1.00 par value per share (“Class B Common Stock” and, together with Class A Common Stock, “Common Stock”). Our Class A Common Stock is listed on the New York Stock Exchange. Our Class B Common Stock is not listed on any exchange.
DESCRIPTION OF COMMON STOCK

We are authorized to issue 20,000,000 shares of Class A Common Stock and 10,000,000 shares of Class B Common Stock.
The following summary of certain provisions of our Common Stock does not purport to be complete. You should refer to our restated articles of organization, as amended, and our amended and restated by-laws, both of which are included as exhibits to the Company’s Annual Report on Form 10-K and certain other of the Company’s filings with the Securities and Exchange Commission. The summary below is also qualified by provisions of applicable law.
General
Holders of Class A Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders, and do not have cumulative voting rights. Holders of Class B Common Stock are entitled to ten votes for each share held of record on all matters submitted to a vote of the stockholders (except as described below), and do not have cumulative voting rights. The holders of Class A Common Stock are entitled to elect 25% of the Company’s directors to be elected at each meeting of stockholders called for the election of directors and such holders voting together with the holders of Class B stock as a single class are entitled to elect the remaining directors to be elected at each meeting of stockholders called for the election of directors. Except as otherwise required by law or as discussed above, the holders of Class A Common Stock and Class B Common Stock vote together as a single class.

Holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by our board of directors out of assets or funds legally available for dividend payments. No cash dividend may be declared or paid on the Class B Common Stock unless a cash dividend at least equal in amount per share is contemporaneously declared or paid on the Class A Common Stock. In addition, no dividends payable in stock or property (other than cash) may be declared or pard on either the Class A Common Stock or the Class B Common Stock unless an equal per share dividend of stock or property is declared or paid on the shares of the other class.

Holders of Class A Common Stock have no preferences or rights of conversion, exchange, pre-emption or other subscription rights. Holders of Class B Common Stock may convert shares of Class B Common Stock into nonassessable shares of Class A Common Stock at a rate of one Share of Class B Common Stock to one share of Class A common stock, but otherwise have no preferences or rights of conversion, exchange, pre-emption or other subscription rights.

There are no redemption or sinking fund provisions applicable to the Common Stock. In the event of any liquidation, dissolution or winding-up of our affairs, holders of Common Stock will be entitled to share ratably in our assets that are remaining after payment or provision for payment of all of our debts and obligations

Transfer Agent and Registrar
The transfer agent and registrar for our Common Stock is Computershare, Inc. (“Computershare”).
The New York Stock Exchange
Our Class A Common Stock is listed for quotation on the New York Stock Exchange under the symbol “SCX.” Our Class B Common Stock is not listed on any exchange.
CERTAIN PROVISIONS OF MASSACHUSETTS LAW AND OF THE COMPANY’S ARTICLES OF ORGANIZATION AND BY-LAWS

Anti-Takeover Provisions under Massachusetts law and our Massachusetts Articles of Organization and By-Laws
Provisions of Massachusetts law and our restated articles of organization, as amended, and amended and restated by-laws contain other provisions that are intended to enhance the likelihood of continuity and stability in the composition of the board of directors and which may have the effect of delaying, deferring or preventing a future takeover or change in control of our company unless such takeover or change in control is approved by our board of directors.
These provisions, summarized below, are intended to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging these proposals because negotiation of these proposals could result in an improvement of their terms.

Massachusetts statutory business combinations provisions. Chapter 110F of the Massachusetts General Laws generally provides that, if a person acquires 5% or more of the stock of a Massachusetts corporation without the approval of the board of directors of that corporation, such person may not engage in certain transactions with the corporation for a period of three years following the time that person becomes a 5% shareholder, with certain exceptions. Although our amended and restated by-laws currently exclude us from this statute, the board of directors may amend our by-laws to subject us to this statute prospectively.

Massachusetts General Laws Chapter 110D, entitled "Regulation of Control Share Acquisitions," in general provides that any stockholder of a company subject to this statute who acquires 20% or more of the outstanding voting stock of a company may not vote such stock unless the stockholders of the company so authorize. Although our amended and restated by-laws currently exclude us from this statute, the board of directors may amend our by-laws to subject us to this statute prospectively.

Chapter 110C of the Massachusetts General Laws requires the person commencing a takeover bid to file certain information with the Secretary of the Commonwealth of Massachusetts and the target company and provides that a bidder who fails to disclose its intent to gain control over a target corporation prior to acquiring 5% of the target company's stock is precluded from making any takeover bid for a period of one year after crossing the 5% threshold.
Advance notice provisions for stockholder proposals and stockholder nominations of directors. Our amended and restated by-laws provide that, for nominations to the board of directors or for other business to be properly brought by a stockholder before a meeting of stockholders, the stockholder must first have given timely notice of the proposal in writing to our Clerk. A stockholder's notice must generally be delivered not less than 120 days (or ten days after notice or public disclosure of the meeting date if later) nor more than 150 days prior to the meeting. Detailed requirements as to the form of the notice and information required in the notice are specified in the amended and restated by-laws. If it is determined that business was not properly brought before a meeting in accordance with our amended and restated by-laws, such business will not be conducted at the meeting. Although our amended and restated by-laws do not give our board of directors the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, our amended and restated by-laws may have the effect of precluding the conduct of some business at a meeting if the proper procedures are not followed or may discourage or defer a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of us.

Classified board of directors. Our amended and restated by-laws provide that our board of directors be divided into three classes as nearly equal in number as possible, with one class to be elected annually in accordance with our by-laws, to hold office for a three-year term. Our amended and restated by-laws further provide that directors may be removed from office only for “cause” (a) by the vote of the holders of a majority of the total number of votes of the then outstanding shares entitled to vote generally in the election of directors, provided that the directors of a class elected by the holders of a particular class of stockholders may be removed only by affirmative vote of a majority of the total number of votes of the then outstanding shares of such class, or (b) by the vote of a majority of the directors then in office. “Cause” is defined in our amended and restated by-laws as (i) conviction of a felony, (ii) declaration of unsound mind by order of court, (iii) gross dereliction of duty, (iv) commission of an action involving moral turpitude, or (v) commission of an action which constitutes intentional misconduct or a knowing violation of law if such action in either event results both in an improper substantial personal benefit and a material injury to the corporation. Having a classified board of directors could prevent or delay the ability of stockholders to remove or replace our directors, even if such action is favored by a majority of our outstanding shares of common stock.

Restrictions on who can call a special meeting of stockholders. Our stockholders may only act at a duly called stockholders meeting. Special meetings of the stockholders may be called only by our President and our board of directors.
Limitations on Liability and Indemnification of Officers and Directors
Our restated articles of organization, as amended, limit the liability of our officers and directors to the fullest extent permitted by the Massachusetts Business Corporation Act. Our amended and restated by-laws provide that we will indemnify our officers and directors to the fullest extent permitted by such law. The Company has entered into indemnification agreements with each of its directors and certain of its officers, and maintains directors’ and officers’ liability insurance which may protect the Company’s directors and officers against costs and liabilities imposed upon them in their roles with the Company.